Vocus Announces Record Results for Third Quarter 2006

Company Reports 47% Revenue Increase Year-Over-Year and First Quarter of GAAP Profitability

LANHAM, MD: October 24, 2006 — Vocus, Inc. (NASDAQ: VOCS), a leading provider of on-demand software for corporate communications and public relations, announced today financial results for the third quarter ended September 30, 2006.

“We are pleased to report another great quarter for Vocus along with the attainment of several important milestones including our first quarter of GAAP profitability and the completion of the first phase of PRWeb integration, to help accelerate our expansion into the online visibility and search engine optimized press release distribution market,” said Vocus President and CEO, Rick Rudman. “The significant momentum we are experiencing in our business has positioned us well for continued success.”

Financial Highlights

•	Revenues for the quarter were $10.76 million, a 47% increase over the prior year and a 17% increase over the prior quarter. The third quarter 2006 represents the 29th consecutive quarter of revenue growth for the Company;

•	GAAP loss from operations was $(268,000) for the third quarter of 2006, compared to $(2,907,000) for the third quarter of 2005. GAAP net income (loss) attributable to common stockholders was $150,000, or $0.01 per diluted share, for the third quarter of 2006 compared to $(3,484,000), or $(0.86) per diluted share, for the third quarter of 2005. The quarterly GAAP results of operations for the periods presented are not comparable as the results for the third quarter 2006 include non-cash stock-based compensation expense of $524,000, reflecting the adoption of FAS 123R on January 1, 2006;

•	Non-GAAP income from operations for the quarter was $894,000 compared to $41,000 for the same period last year. Non-GAAP net income attributable to common stockholders for the quarter was $1,312,000 or $0.08 per diluted share compared to non-GAAP net loss attributable to common stockholders of $(22,000) or $0.00 per diluted share in the same period last year. These non-GAAP financial measures exclude amortization of intangible assets, certain stock-based compensation including non-cash stock-based compensation from the adoption of FAS 123R, accelerated amortization of prepaid royalty fees and contract termination costs and accretion of preferred stock. All of these charges are included in Vocus’ GAAP results;

•	Total deferred revenue as of September 30, 2006 was $22.35 million, compared to $17.71 million at September 30, 2005;

•	Cash flow from operations was $1,763,000 for the third quarter of 2006 compared to $(15,000) for the same period last year.

Business Highlights

•	Added 73 net new customers during the quarter compared to 54 net new customers added during the same period last year and ended the third quarter 2006 with 1,603 total active customers;

•	Signed subscription agreements with new and existing customers including Alticor, Arbitron, Countrywide Home Loans, Experience Music Project, Instant Cash Advance, LaQuinta, National Multiple Sclerosis Society, NCAA, Proctor & Gamble, R.H. Donnelly, Red Bull, University of Cambridge and The Venetian;

•	Acquired privately-held PRWeb, the pioneer in online visibility and search engine optimized (SEO) press release distribution services and completed several key areas of operational integration;

•	Entered into strategic partnerships with industry leaders Business Wire and Billboard to create new search engine optimized and social media newswires using Vocus’ proprietary PRWeb press release distribution platform;

•	Entered into a strategic partnership with BrandWeek to launch a new news monitoring and brand analysis product for marketing and public relations professionals;

•	Announced the opening of a new Asia Pacific office to tap into the emerging online visibility and public relations market in that region.

Guidance

Vocus is providing guidance for the fourth quarter of 2006 and raising guidance for the full year 2006 based on information as of October 24, 2006:

•	For the fourth quarter of 2006, revenue is expected to be in the range of approximately $11.9 million to $12.1 million. Non-GAAP EPS, which excludes the amortization of intangible assets and stock-based compensation relating to FAS 123R, is expected to be in the range of $0.07 to $0.08 assuming an estimated weighted average 17.3 million diluted shares outstanding and an estimated non-GAAP effective tax rate of 20%. Amortization of intangible assets and stock-based compensation, reflecting the adoption of FAS 123R, is expected to be $0.08 per share. GAAP EPS is expected to be in the range of $(0.01) to $0.00 assuming an estimated weighted average 15.8 million basic shares outstanding;

•	For the full year of 2006, revenue is expected to be in the range of $40.1 million to $40.3 million. Non-GAAP EPS, which excludes the amortization of intangible assets and stock-based compensation relating to FAS 123R, is expected to be in the range of $0.22 to $0.23 assuming an estimated weighted average 16.8 million diluted shares outstanding and an estimated non-GAAP effective tax rate of 8%. Amortization of intangible assets and stock-based compensation, reflecting the adoption of FAS 123R, is expected to be $0.23 per share. GAAP EPS is expected to be in the range of $(0.01) to $0.00 assuming an estimated weighted average 15.4 million basic shares outstanding.

Conference Call Information

Vocus will discuss the financial results and business highlights of the third quarter 2006 in a conference call at 4:30 p.m. EDT, or 1:30 p.m. PDT, today. The public is invited to listen to a live web cast of Vocus’ conference call on the investor relations section of the company’s website at http://onlinepressroom.net/vocus/ir/webcast/. For investors unable to participate in the live conference call, an audio replay will be available approximately two hours after the conclusion of the call. The audio replay will be available until October 30, 2006 at 11:59 p.m. EST and can be accessed by dialing (800) 642-1687 or (706) 645-9291 and entering conference number 7540611. A web cast replay of the call will be available on the Investor Relations section of the company’s website approximately one hour after the conclusion of the call and will remain available until November 24, 2006.

About Vocus, Inc.

Vocus (NASDAQ: VOCS) is a leading provider of on-demand software for corporate communications and public relations. Our web-based software suite helps organizations of all sizes manage local and global relationships and communications with journalists, analysts, public officials and other key audiences. Our software helps customers manage media relations, news monitoring and analysis, interactive email campaigns, online newsrooms, and government relations activities. Vocus software is delivered as an easy-to-use and cost-effective annual subscription, with no need for internal hardware, software or IT support. Our software is currently available in five languages, and is in use by customers around the world. Vocus is based in Lanham, MD with offices in North America, Europe and Asia. For more information please visit www.vocus.com or call 800-345-5572.

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions.  This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, the possibility that we will not achieve GAAP profitability, interruptions or delays in our service or our Web hosting, our new business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, foreign currency exchange rates and interest rates.

Vocus, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31,	September 30,
	2005	2006
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,027	$22,209
Short-term investments	1,400	3,203
Accounts receivable, net	6,012	6,854
Other current assets	1,188	1,126

Total current assets	48,627	33,392
Property and equipment, net	4,161	4,271
Intangible and other assets, net	3,048	12,938
Goodwill	––	16,989

Total assets	$55,836	$67,590

Liabilities, redeemable stock and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$3,052	$4,334
Current portion of notes payable and capital lease obligations	642	864
Current portion of deferred revenue	20,018	21,812

Total current liabilities	23,712	27,010
Notes payable and capital lease obligations, net of current portion	765	438
Other liabilities	105	81
Deferred revenue, net of current portion	678	539

Total liabilities	25,260	28,068
Redeemable common stock	189	194
Commitments and contingencies
Stockholders’ equity:
Common stock	158	167
Additional paid-in capital	70,451	79,481
Treasury stock	(3,283)	(3,283)
Accumulated other comprehensive income	52	(12)
Accumulated deficit	(36,991)	(37,025)

Total stockholders’ equity	30,387	39,328

Total liabilities, redeemable stock and stockholders’ equity	$55,836	$67,590

Vocus, Inc.
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$7,297	$10,757	$20,191	$28,208
Cost of revenues	1,699	2,137	4,687	6,049
Accelerated amortization of prepaid royalty fees and contract termination costs	1,449	––	1,449	––

Gross profit	4,149	8,620	14,055	22,159
Operating expenses:
Sales and marketing	3,689	4,887	10,809	13,381
Research and development	667	785	1,866	2,210
General and administrative	2,295	2,685	4,676	7,038
Amortization of intangible assets	405	531	1,201	982

Total operating expenses	7,056	8,888	18,552	23,611
Loss from operations	(2,907)	(268)	(4,497)	(1,452)
Other income (expense):
Interest and other income	29	416	54	1,424
Interest expense	(92)	(23)	(206)	(64)

Income (loss) before benefit for income taxes	(2,970)	125	(4,649)	(92)
Benefit for income taxes	––	25	––	58

Net income (loss)	(2,970)	150	(4,649)	(34)
Accretion on preferred stock	(514)	––	(1,530)	––

Net income (loss) attributable to common stockholders	$(3,484)	$150	$(6,179)	$(34)

Net income (loss) attributable to common stockholders per share:
Basic	$(0.86)	$0.01	$(1.48)	$0.00
Diluted	$(0.86)	$0.01	$(1.48)	$0.00
Weighted average shares outstanding used in computing per share amounts:
Basic	4,031,908	15,498,524	4,175,647	15,184,546
Diluted	4,031,908	16,320,518	4,175,647	15,184,546

Vocus, Inc.
Condensed Statements of Cash Flows
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$(2,970)	$150	$(4,649)	$(34)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	710	933	2,021	2,116
Other non-cash charges	1,064	608	1,071	1,465
Changes in operating assets and liabilities	1,181	72	2,260	1,597

Net cash (used in) provided by operating activities	(15)	1,763	703	5,144
Cash flows from investing activities
Cash paid for acquisition	––	(20,891)	––	(20,891)
Net changes in short-term investments	––	1,324	––	(1,802)
Software development and information database costs	(332)	(33)	(2,222)	(71)
Purchases of property and equipment	(211)	(299)	(1,211)	(559)

Net cash used in investing activities	(543)	(19,899)	(3,433)	(23,323)
Cash flows from financing activities
Proceeds from exercise of stock options and warrants	––	150	149	461
Initial public offering costs	(782)	––	(782)	––
Repurchase of common stock	(2,769)	––	(2,769)	––
Proceeds from borrowings under revolving line of credit	2,569	––	4,416	––
Net proceeds from (payments on) notes payable and capital lease obligations	46	26	686	(105)

Net cash (used in) provided by financing activities	(936)	176	1,700	356
Effect of exchange rate changes on cash and cash equivalents	(5)	2	(15)	5

Net decrease in cash and cash equivalents	(1,499)	(17,958)	(1,045)	(17,818)
Cash and cash equivalents, beginning of period	8,008	40,167	7,554	40,027

Cash and cash equivalents, end of period	$6,509	$22,209	$6,509	$22,209

Vocus, Inc.
Reconciliation of Non-GAAP Measures

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Reconciliation of GAAP loss from operations to non-GAAP income (loss) from operations:
Loss from operations	$(2,907)	$(268)	(4,497)	$(1,452)
Amortization of intangible assets	493	638	1,514	1,266
Non-cash stock-based compensation (FAS 123R)	––	524	––	1,337
Stock-based compensation	1,006	––	1,006	––
Accelerated amortization of prepaid royalty fees and contract termination costs	1,449	––	1,449	––

Non-GAAP income (loss) from operations	$41	$894	$(528)	$1,151

Reconciliation of GAAP net income (loss) attributable to common stockholders to non-GAAP net income (loss) attributable to common stockholders:
Net income (loss) attributable to	$	$	$	$
common stockholders	(3,484)	150	(6,179)	(34)
Accretion on preferred stock	514	––	1,530	––
Amortization of intangible assets	493	638	1,514	1,266
Non-cash stock-based compensation (FAS 123R)	––	524	––	1,337
Stock-based compensation	1,006	––	1,006	––
Accelerated amortization of prepaid royalty fees and contract termination costs	1,449	––	1,449	––

Non-GAAP net income (loss) attributable to common stockholders	$(22)	$1,312	$(680)	$2,569

Non-GAAP net income (loss) attributable to common stockholders per share:
Diluted	$(0.01)	$0.08	$(0.16)	$0.17
Non-GAAP diluted	$0.00	$0.08	$(0.07)	$0.15
Weighted average shares outstanding used in computing per share amounts:
Diluted	4,031,908	16,320,518	4,175,647	15,184,546
Non-GAAP diluted	9,858,576	16,835,608	10,002,315	16,607,812
Reconciliation of GAAP diluted weighted average shares outstanding to non-GAAP diluted weighted average shares outstanding:
Diluted weighted average shares outstanding	4,031,908	16,320,518	4,175,647	15,184,546
Conversion of preferred stock	5,826,668	––	5,826,668	––
Treasury stock effect of outstanding options and warrants	––	––	––	949,020
Treasury stock effect on outstanding options of FAS 123R	––	515,090	––	474,246

Non-GAAP diluted weighted average shares outstanding	9,858,576	16,835,608	10,002,315	16,607,812

Supplemental information of non-cash stock-based compensation (FAS 123R) included in:
Cost of revenues	$––	$16	$––	$54
Sales and marketing	––	177	––	332
Research and development	––	55	––	164
General and administrative	––	276	––	787

Total non-cash stock-based compensation (FAS 123R)	$––	$524	$––	$1,337

The non-GAAP financial measures discussed in the text of this press release and accompanying non-GAAP supplemental information represent financial measures used by Vocus’ management to evaluate the operating performance of the Company and to conduct its business operations. Non-GAAP financial measures discussed in this press release exclude amortization of intangible assets, certain stock-based compensation including non-cash stock-based compensation expense from the adoption of SFAS No. 123 (revised 2004) or FAS 123R, accelerated amortization of prepaid royalty fees and contract termination costs and the accretion of preferred stock. It is management’s belief that these items are either not indicative of ongoing operations or the inclusion of such costs would not make the results of operations comparable for the periods presented. For example, the amortization of intangible assets recorded in connection with our acquisitions of PRWeb, Gnossos Software and Public Affairs Technologies consist primarily of intangible assets pertaining to non-compete agreements, trade names, purchased technology and customer relationships that are not expected to be replaced when fully amortized, as might a depreciable tangible asset.  In addition, the Company adopted the provisions of FAS 123R on January 1, 2006, using the modified prospective method for options granted subsequent to the filing of the Company’s initial registration statement. Accordingly, the adoption of FAS 123R resulted in non-cash stock-based compensation expense, which the Company was required to record in the nine months ended September 30, 2006 but not in the comparable period for the preceding year. In addition, certain stock-based compensation was recorded in the three months ended September 30, 2005 in connection with the purchase of shares obtained from the exercise of stock options by certain former employees.  The purchase of the shares was completed in anticipation of the Company’s public offering and resulted in compensation expense since the purchase date was within six months of the exercise date.  Management does not anticipate purchasing any additional shares from employees or former employees in the future.  Also, accelerated amortization of prepaid royalty fees and contract termination costs were incurred in connection with a data resale agreement that was terminated early due to the initial release of the Company’s internally developed media database.  Management does not anticipate licensing such media content again from a third party and, consequently, deems the contract termination costs and related charges to be non-recurring.  Also, the accretion of preferred stock was recorded on the outstanding preferred stock which converted into common stock upon the completion of our initial public offering in December 2005.  Accordingly, the accretion of preferred stock did not result in an ongoing charge to operations.  Non-GAAP EPS also assumes the conversion of the preferred stock at the beginning of all periods presented.

Management uses the non-GAAP financial measures for planning purposes, including the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, these non-GAAP financial measures are not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from our GAAP results of operations. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company’s GAAP and non-GAAP financial results is provided in this press release and investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company’s SEC filings.